EXHIBIT E
Transactions in the Notes of C&D Technologies, Inc. in the Past 60 Days

					Gross
For the	Date of	Nature of		Shares Underlying	Consideration
Account of	Transaction	Transaction	Security	Notes Purchased	for Notes
			C&D Technologies
Angelo, Gordon & Co., LP	09/17/2010	Open Market Purchase	5.50% 11/26/2011	1,395,348	$4,657,500